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Cypress Semiconductor Corporation
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On May 3, 2017, Cypress Semiconductor Corporation (the “Company”) issued the following press release, which contains the full text of a letter sent to the Company’s stockholders on or about May 3, 2017.

Cypress Semiconductor Sends Letter to Stockholders and Files Investor Presentation

Highlights Strong First Quarter 2017 Results Accelerating Positive Momentum of the Cypress 3.0 Strategy

Urges Stockholders to Keep Company Moving Forward

by Voting “FOR” All of Cypress’ Highly Qualified Director Nominees on the WHITE Proxy Card

Proxy Materials Available at www.KeepCypressMovingForward.com

SAN JOSE, Calif., May 3, 2017 — Cypress Semiconductor Corporation (“Cypress”) (NASDAQ: CY) today sent a letter to stockholders in connection with the Company’s 2017 Annual Meeting of Stockholders, which will be held on June 8, 2017 at 10:00 a.m. Pacific Daylight Time.  Stockholders of record as of April 18, 2017 will be entitled to vote at the meeting.

Cypress also announced that it has filed an investor presentation with the Securities and Exchange Commission (“SEC”).  Both the letter and presentation, along with other materials related to the 2017 Annual Meeting, can be viewed at www.KeepCypressMovingForward.com.  The website will be updated as additional information becomes available.  The investor presentation can also be viewed at www.sec.gov.

The full text of the letter follows:

May 3, 2017

Dear Fellow Stockholder,

As you know, Cypress’ Annual Meeting of Stockholders will be held in just over a month, on June 8, 2017.  At the meeting you will be asked to make an important choice between supporting Cypress’ current Board of Directors, which is driving Cypress forward, or allowing T.J. Rodgers — a disgruntled former CEO who was forced to resign from Cypress last year — to regain influence by putting his two handpicked nominees on the Board.

OUR CYPRESS 3.0 STRATEGY IS DELIVERING STRONG RESULTS

AND CREATING STOCKHOLDER VALUE NOW

Over the past year, the Cypress Board has led the Company’s transition from a stagnant, founder-led company into an energized, forward-thinking and cohesive organization that is successfully executing its Cypress 3.0 strategy to deliver long-term stockholder value.

We reported our first quarter 2017 results last week, and are very pleased with their strength.  They demonstrate that the strategy we have implemented since Rodgers’ departure is taking hold and our business momentum is accelerating.  To summarize, Cypress:

•                  Reported record revenue of $531.9 million(1), exceeding guidance;

•                  Achieved GAAP and non-GAAP gross margin of 37.4% and 39.3%, respectively, above the midpoint of guidance, driven by the Company’s margin-enhancing initiatives;

•                  Increased GAAP and non-GAAP EPS by 56% and 86% year-over-year, respectively;

•                  Grew wireless connectivity solutions revenue by 30% quarter-over-quarter.

These solid results are evidence that Cypress is on the right track.  We have established an effective and sustainable strategy that will position your company for long-term success.

“CY’s earnings growth trajectory is the fastest in our coverage universe…of our coverage universe, CY has the highest level of margin expansion of 800bps over six quarters (relative to median expansion of 150bps for the group).” — Needham, April 28, 2017

We cannot let this progress be derailed by a disgruntled former CEO, who is advancing his personal vendetta, and has put forth no plan or any substantive ideas to create stockholder value.

We urge you to reject this attempt and support your current Board to keep Cypress moving forward by voting the WHITE proxy card.

(1)  Core Cypress revenue excluding SunPower Corp.

UNCOVERING THE TRUTH

To provide you with additional information regarding the continued success of our Cypress 3.0 strategy and Rodger’s vendetta-driven attempts to upend it, Cypress today filed an investor presentation with the SEC.  Among other things, the presentation highlights:

•                  Cypress’ Board made difficult decisions and necessary changes to end an era of stagnation and transition Cypress from an unfocused founder-led company to today’s strategy to create stockholder value, Cypress 3.0.

•                  The Board determined that Rodgers was no longer the right leader due to Company underperformance, stockholder value destruction and what the Board believes was low employee morale and poor customer engagement.  Moving Cypress forward and transitioning to Cypress 3.0 required this step.

•                  Forced out, Rodgers declared war against the Cypress Board — stating “in a matter of weeks I will be back and you will be out” — and subsequently demanded that his handpicked nominees be placed on the Board.

•                  Cypress 3.0 is working.  The Company is on the right track and well positioned to deliver stockholder value.

•                  Since Rodgers’ departure, Cypress has posted strong operating and financial results, begun to capture market share in the fast-growing automotive and IoT markets, generated positive investor and equity research analyst reactions, increased customer interactions, and seen a significant improvement in employee morale.

•                  Over that timeframe, Cypress’ stock price has increased by almost 50%, a clear sign of the market’s validation of our shift in strategic focus.

•                  The Company has a highly qualified, independent and engaged Board, fully aligned with your interests and committed to continuing to drive value for you, our stockholders.

•                  The current Board is highly engaged, collectively represents the right mix of skills and experience to continue executing Cypress 3.0 and is deeply committed to a stockholder-friendly corporate governance framework.

•                  The Board is committed to adding new Directors that complement the existing Board and is currently engaged in an ongoing search for new Directors, who must bring non-redundant skills that support the Cypress 3.0 strategy and promote diversity among the Board.

•                  All of our Board members, other than our Executive Chairman and our CEO, are independent, and our current Executive Chairman was independent until he agreed to take on his new role to support the CEO transition.

•                  None of our Board members are driven by personal agendas—they are all focused solely on creating stockholder value.

•                  The current management structure is right for today’s changing environment and is driving Cypress’ growth.

•                  In the transitional position of Executive Chairman, Bingham brings a wealth of experience, with which he supports El-Khoury and the management team’s transition from a founder-led company and helps ensure the success of Cypress 3.0.

•                  The Board regularly assesses the Executive Chairman role, which was always intended to be transitional.  Given the strong momentum of Cypress 3.0, the Board expects that the Company will transition away from the Executive Chairman structure in the current calendar year.

•                  Rodgers’ nominees have put forth no substantive ideas on how to create stockholder value.

•                  They have simply criticized the Company over its progress and strategic initiatives to move Cypress forward and improve the operations and margins problems created under Rodgers’ tenure.

•                  Rodgers’ nominees are not additive and have not acted independently.

•                  There is no evidence that Rodgers’ nominees would offer any new or specific skills that would benefit the Board or the continuation of Cypress 3.0.

•                  Rodgers’ nominees have not been acting independently.  They have signed all of his letters and communications to our Board, demonstrating their staunch support for Rodgers’ baseless claims.

•                  Rodgers’ conflict of interest claims are untrue and disingenuous and part of his war on the Cypress Board.

•                  Rodgers’ claim that the Executive Chairman position is unnecessary and costly is hypocritical given that Rodgers voted to create the position and approve Bingham’s compensation when he was still a member of the Board.

•                  The Executive Chairman role was established to be transitional and the Board expects that the Executive Chairman role will be transitioned out in the current calendar year.

•                  No past conflict existed because Cypress was not interested in acquiring Lattice, and Cypress’ strong governance policies and well-defined conflict of interest policies at all levels help prevent any such conflict from arising.  Bingham’s role at Canyon Bridge simply does not present a conflict of interest.

KEEP CYPRESS MOVING FORWARD

VOTE THE WHITE CARD TODAY

Your vote is extremely important.  The Cypress Board strongly urges you to protect the value of your investment in the Company by returning the WHITE proxy card to vote “FOR” each of Cypress’ nominees today by telephone, by internet, or by signing and dating the WHITE proxy card.

Sincerely,

W. Steve Albrecht	Eric A. Benhamou	H. Raymond Bingham
Director	Lead Independent Director	Executive Chairman

Hassane El-Khoury	Oh Chul Kwon	Wilbert van den Hoek
President, CEO and Director	Director	Director

Michael Wishart
Director

If you have any questions, or need assistance voting your

WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (877) 285-5990

Email: cyinfo@okapipartners.com

About Cypress

Founded in 1982, Cypress is a leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, home automation and appliances, consumer electronics and medical products. Cypress’ programmable systems-on-chip, general-purpose microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with support and engineering resources that enable innovators and out-of-the-box thinkers to disrupt markets and create new product categories. To learn more, go to www.cypress.com.

Forward-Looking Statements

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for the future are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “may,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “future,” “continue” or other wording indicating future results or expectations to identify such forward-looking statements that include, but are not limited to statements related to: our Cypress 3.0 strategy; the composition of our Board of Directors; our 2017 Annual Meeting of Stockholders; the Company’s financial and operational performance; our corporate governance policies and practices; and our plans to file certain materials with the SEC. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this press release. Our actual results may differ materially due to a variety of risks and uncertainties, including, but not limited to:  the uncertainty of litigation; our ability to execute on our Cypress 3.0 strategy; global economic and market conditions; business conditions and growth trends in the semiconductor market; our ability to compete effectively; the volatility in supply and demand conditions for our products, including but not limited to the impact of seasonality on supply and demand; our ability to develop, introduce and sell new products and technologies; potential problems relating to our manufacturing activities; the impact of acquisitions; our ability to attract and retain key personnel; and other risks and uncertainties described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our most recent Annual Report on Form 10-K and our other filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Non-GAAP Financial Measures

Cypress uses certain non-GAAP financial measures, which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in more detail below.

Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of the Company’s operations which, when viewed in conjunction with Cypress’ GAAP results, provide a more comprehensive understanding of the various factors and trends affecting the Company’s business and operations.

The Company presents non-GAAP financial measures because management uses these measures to analyze and assess the Company’s financial results and to manage the business.

There are limitations in using non-GAAP financial measures including those discussed below. Moreover, the Company’s non-GAAP measures may be calculated differently than the non-GAAP financial measures used by other companies. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement and should be viewed in conjunction with GAAP financial measures.

As presented in the “Non-GAAP Results” tables in this press release, each of the non-GAAP financial measures excludes one or more of the following items:

Acquisition-related charges: Acquisition-related charges are not factored into management’s evaluation of Cypress’ long-term performance after the completion of acquisitions. However, a limitation of non-GAAP measures that exclude acquisition-related charges is that these charges may represent payments that reduce the cash available to the Company for other purposes. Acquisition-related expenses primarily include:

•                                          Amortization of purchased intangibles, including purchased technology, patents, customer relationships, trademarks, backlog and non-compete agreements;

•                                          Amortization of step-up in value of inventory recorded as part of purchase price accounting; and

•                                          One-time charges associated with the completion of an acquisition including items such as contract termination costs, severance and other acquisition-related restructuring costs; costs incurred in connection with integration activities, and legal and accounting costs.

Share-based compensation expense: Share-based compensation expense relates primarily to employee stock options, restricted stock units, performance stock units and the employee stock purchase plan. Share-based compensation expense is a non-cash expense that is affected by changes in market factors including the price of Cypress’ common shares, which are not within the control of management. In addition, the valuation of share-based compensation is subjective, and the expense recognized by Cypress may be significantly different than the expense recognized by other companies for similar equity awards, which makes it difficult to assess Cypress’ results compared to its competitors. Accordingly, management excludes this item from its internal operating forecasts and models. However, a limitation of non-GAAP measures that exclude share-based compensation expense is that they do not reflect the full costs of compensating employees.

Other adjustments: These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and ongoing operating performance of Cypress. Excluding these items, which can vary significantly from quarter to quarter, allows management to better compare Cypress’ period-over-period performance. However, limitations of non-GAAP measures that exclude these items include that these adjustments are often subjective and may not be comparable to similarly titled non-GAAP financial measures used by other companies. Other adjustments primarily include:

•                                          Revenue from an intellectual property license,

•                                          Changes in value of deferred compensation plan assets and liabilities,

•                                          Investment-related gains or losses, including equity method investments,

•                                          Restructuring and related costs,

•                                          Debt issuance costs, including imputed interest related to the equity component of convertible debt,

•                                          Asset impairments,

•                                          Tax effects of non-GAAP adjustments,

•                                          Certain other expenses and benefits, and

•                                          Diluted weighted average shares non-GAAP adjustment - for purposes of calculating non-GAAP diluted earnings per share, the GAAP diluted weighted average shares outstanding is adjusted to exclude the benefits related to share-based compensation expense.

CYPRESS SEMICONDUCTOR CORPORATION

RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES

(In thousands, except per-share data)

(Unaudited)

Table A: GAAP to Non-GAAP reconciling items (Three Months Ended Q1 2017)

	Cost of revenues	Research and development	SG&A and Restructuring costs	Amortization of Intangible assets	Interest and other expense, net	Income tax (provision) benefit
GAAP [i]	$332,814	$88,481	$78,686	$48,249	$(24,435)	$(4,927)
[1] Stock based compensation	5,331	11,771	8,835	—	—	—
[2] Changes in value of deferred compensation plan	166	597	1,008	—	(1,558)	—
[3] Merger, integration, related costs and adjustments related to assets held for sale	1,350	—	(1,479)	—	—	—
[4] Inventory Step-up related to acquisition accounting	2,864	—	—	—	—	—
[5] Losses from equity method investments	—	—	—	—	5,076	—
[6] Imputed interest on convertible debt, equity component amortization on convertible debt and others	—	—	—	—	3,489	—
[7] Amortization of debt issuance costs	—	—	—	—	858	—
[8] Amortization of Intangible assets		—	—	48,249	—	—
[9] Restructuring costs	—	—	2,572	—	—	—
[10] Tax impact	—	—	—	—	415	2,125
Non - GAAP [ii]	$323,103	$76,113	$67,750	$—	$(16,155)	$(2,802)
Impact of reconciling items [ii - i]	$(9,711)	$(12,368)	$(10,936)	$(48,249)	$8,280	$2,125

Table B: GAAP to Non-GAAP reconciling items (Three Months Ended Q4 2016)

	Cost of revenues	Research and development	SG&A	Amortization of Intangible assets	Impairment related to assets held for sale	Interest and other expense, net	Income tax provision
GAAP [i]	$328,220	$92,188	$94,076	$52,104	$1,960	$(33,155)	$(790)
[1] Stock based compensation, including costs related to modification of equity awards	6,589	16,687	12,292	—	—	—	—
[2] Changes in value of deferred compensation plan	42	147	292	—	—	(641)	—
[3] Merger, integration and related costs	2,614	476	5,136	—	—	—	—
[4] Inventory Step-up related to acquisition accounting	1,381	—	—	—	—	—	—
[5] Losses from equity method investments	—	—	—	—	—	8,766	—
[6] Imputed interest on convertible debt, equity component amortization on convertible debt and others	—	—	—	—	—	3,482	—
[7] Amortization of debt issuance costs	—	—	—	—	—	976	—
[8] Amortization of Intangible assets	—	—	—	52,104	—	—	—
[9] Impairment related to assets held for sale	—	—	—	—	1,960	—	—
[10] Restructuring costs, including executive severance	—	—	17,237	—	—	—	—
[11] Tax impact of Non-GAAP adjustments	—	—	—	—	—	(908)	(2,442)
Non - GAAP [ii]	$317,594	$74,878	$59,119	$—	$—	$(21,480)	$(3,232)
Impact of reconciling items [ii - i]	$(10,626)	$(17,310)	$(34,957)	$(52,104)	$(1,960)	$11,675	$(2,442)

Table C: Operating income (loss)

	Q1’17	Q4’16
GAAP operating loss [i]	$(16,356)	$(38,376)
Impact of reconciling items on Cost of revenues (see Table A, B)	9,711	10,626
Impact of reconciling items on R&D (see Table A, B)	12,368	17,310
Impact of reconciling items on SG&A (see Table A, B)	10,936	34,957
Impact of Amortization of Intangible Assets (see Table A, B)	48,249	52,104
Impact of Impairment related to assets held for sale (see Table B)	—	1,960
Non-GAAP operating income [ii]	$64,908	$78,581
Impact of reconciling items [ii - i]	$81,264	$116,957

Table D: Net income (loss)

	Q1’17	Q4’16
GAAP Net loss	$(45,782)	$(72,367)
Impact of reconciling items on Operating income (see Table C)	81,264	116,957
Interest and other expense, net (see Table A, B)	8,280	11,675
Income tax benefit (provision) (see Table A,B)	2,125	(2,442)
Non-GAAP Net income	$45,887	$53,823

Table E: Weighted-average shares, diluted

	Q1’17		Q4’16
	GAAP	Non-GAAP	GAAP	Non-GAAP
Weighted-average common shares outstanding, basic	326,964	326,964	322,800	322,800
Effect of dilutive securities:
Stock options, unvested restricted stock and other	—	14,852	—	17,199
Impact of convertible bond	—	17,304	—	15,138
Weighted-average common shares outstanding, diluted	326,964	359,120	322,800	355,137

Table F: Net income (loss) Per Share

	Q1’17		Q4’16
	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss) (see Table D)	(45,782)	45,887	(72,367)	53,823
Weighted-average common shares outstanding (see Table E) [ii]	326,964	359,120	322,800	355,137
Non-GAAP earnings per share - Diluted [i/ii]	(0.14)	0.13	(0.22)	0.15

Contacts:

For Media:

Sard Verbinnen & Co

Ron Low/John Christiansen

(415) 618-8750

cypress-svc@sardverb.com

For Investors:

Okapi Partners LLC

Bruce Goldfarb/Pat McHugh/Tony Vecchio

(877) 285-5990

info@okapipartners.com